Exhibit 99.1

Jake Elguicze Vice President Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	January 11, 2010
Teleflex Provides 2010 Business and Financial Outlook
Limerick, PA — Teleflex Incorporated (NYSE: TFX) will provide a preliminary financial performance outlook for 2010 and discuss its business plans and strategic initiatives in a conference call with investors today.
The company’s financial estimates for 2010 include total revenues in excess of $1.92 billion and diluted earnings per share from continuing operations excluding special items in the range of $4.10 to $4.25, or growth between 14% to 18% as compared to 2009. Cash flow from continuing operations is expected to be in the range of $275 to $280 million, or growth between 20% to 27% as compared to 2009.
Restructuring and other special charges related to the Arrow integration program are anticipated to be $0.05 per diluted share for the year.
“During 2010 we expect to achieve consolidated core revenue growth of between 2% to 3%, led by Medical segment core revenue growth of between 3% to 4%,” said Jeffrey P. Black, chairman and chief executive officer. “In addition, we expect to continue to expand our Medical operating margins, and anticipate they will approach 22% for the year.”
Black continued, “We also expect the cost reduction initiatives implemented in 2009 to drive margin expansion in both our Aerospace and Commercial segments. These operating margins, combined with our continued focus on reducing working capital, are expected to deliver another year of strong cash flow.”

Teleflex plans to report fourth quarter and year end 2009 financial results and to webcast a conference call with investors before the market opens on February 24, 2010. Further information will be available prior to the call.
As previously announced, Teleflex will hold a conference call today at 9:00 a.m. (EST). The conference call will be available live and archived on the company’s website at www.teleflex.com. In addition, an audio replay will be available from January 11 until January 15 by calling 888-286-8010 (US/Canada) or 617-801-6888 (International), passcode 69522110.
About Teleflex Incorporated
Teleflex is a diversified company with a significant presence in medical technology and niche businesses serving aerospace and commercial markets. Teleflex employs approximately 12,600 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.
Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to full year revenues and diluted earnings per share from continuing operations before giving effect to charges related to the restructuring and other special charges; expected cash flow from continuing operations; forecasts regarding restructuring and other special charges; expectations with respect to core revenue growth and Medical Segment core revenue growth; expected Medical Segment operating margins; and margin expansion in our Aerospace and Commercial segments expected to result from cost reduction initiatives implemented in 2009. Actual results could differ materially from those in these forward-looking statements due to, among other things, unanticipated expenditures in connection with the effectuation of restructuring programs; costs and length of time required to comply with legal requirements applicable to certain aspects of the restructuring program; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; customer reaction to the program; our ability to realize efficiencies; changes in material costs and surcharges; unanticipated difficulties, expenditures and delays in connection with the integration of Arrow International or our resolution of issues related to the FDA corporate warning letter issued to Arrow; our ability to meet our debt obligations; business conditions and the general economy, market opportunities, competitive factors, sales and marketing execution, shifts in technologies or market demand; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.
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